UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Information Statement
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☐ Confidential, for Use of the Commission (as permitted by Rule 14c)

ONE WORLD HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
_______________________________________
Name of Person(s) Filing Information Statement, if other than Registrant:

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(1)  Title of each class of securities to which transaction applies:
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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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3)  Filing Party: ____________________________
4)  Date Filed:  ____________________________

ONE WORLD HOLDINGS, INC.
14515 Briarhills Parkway, Suite 105
Houston, Texas 77077 (866) 440-1470

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF ONE WORLD HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that, on August 15, 2014, the holders with the power to vote more than a majority of the outstanding common stock of One World Holdings, Inc., a Nevada corporation (“One World,” the “Company,” “we” or “us”), have approved the following action without a meeting of stockholders in accordance with Nevada General Corporation Law:

•	The approval of a resolution to amend the Amended and Restated Articles of Incorporation to effect an increase in our authorized shares to 500,000,000

The increase in authorized shares will become effective approximately 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The accompanying Information Statement is being provided to you for informational purposes only to comply with requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and constitutes the notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders required by the Nevada General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the authorized share increase since no meeting of the Company’s stockholders will be held or proxies or consents solicited from the Company’s stockholders in connection with these matters because the requisite approval of the authorized share increase has been secured by means of the written consent of the holders of a majority of the outstanding shares of common stock of the Company.

By Order of the Board of Directors,

/s/ Corinda J. Melton

Corinda J. Melton
CEO

August 29, 2014

ONE WORLD HOLDINGS, INC.
14515 Briarhills Parkway, Suite 105
Houston, Texas 77077

INFORMATION STATEMENT

August 29, 2014

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

INTRODUCTION

     This Information Statement is being furnished to stockholders of One World Holdings, Inc., a Nevada corporation (“One World,” the “Company,” “we” or “us”), in connection with the authorized share increase previously approved by the board of directors of the Company (the “Board of Directors”) and subsequently adopted by the written consent of the holders having the power to vote more than a majority of our outstanding shares of common stock pursuant to the Nevada General Corporation Law (“NGCL”), in lieu of a special meeting of stockholders.

     This Information Statement is first being sent on or about August 29, 2014 to the Company’s stockholders.

     Holders having the power to vote in excess of a majority of our outstanding shares of common stock executed and delivered to us on August 15, 2014 (the “Consent Date”) a written consent approving and authorizing the authorized share increase and, consistent with the requirements of Rule 14c-2 promulgated under the Exchange Act, the increase will take effect 20 days following the mailing of this Information Statement to the stockholders of the Company or such later date as may be specified by our board of directors.

     This Information Statement is being provided to all stockholders of record who were entitled to give an authorization or a written consent in regard to the share increase proposal on the Consent Date (“Consent Record Date”). A complete summary of the corporate action taken is set forth herein.

     Stockholders will not be entitled to any rights of appraisal under Nevada law or otherwise with respect to the approval and implementation of the authorized share increase proposal.

     WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

REQUIRED VOTE; OUTSTANDING SHARES AND VOTING RIGHTS

Outstanding Securities

As of the Consent Record Date, we had 16,580,330 shares of common stock, par value $0.0025 per share (the “Common Stock”) issued and outstanding, 80,000 shares of Series AA Preferred Stock, par value $0.001 per share issued and outstanding and 186,000 shares of Series BB Preferred Stock, par value $0.001 per share issued and outstanding, constituting the Company’s only outstanding classes of securities entitled to vote on the authorized share proposal. Each share of Common Stock outstanding on the Consent Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon.  Each share of Series AA Preferred Stock entitles the record holder to cast 10,000 votes with respect to each matter to be voted upon, and each share of Series BB Preferred Stock entitles the record holder to cast 50 votes with respect to each matter to be voted upon.  The Company’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) do not provide for cumulative voting.

The following actions are being undertaken in this filing:

•	Increase authorized shares of Common Stock to 500,000,000

Action by Written Consent

Under the Nevada General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, any action that may be taken at an annual or special meeting of stockholders also can be taken without such meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Our Articles of Incorporation and Bylaws, each as amended, do not limit, prohibit, restrict, or otherwise qualify the use of this procedure. Further, Article II of our Bylaws specifically permits actions to be taken by written consent in lieu of a meeting.

Further, unless the laws, the articles of incorporation, or bylaws of a corporation requires a greater number of votes, matters submitted to stockholders generally require the approval of a majority of the shares at a meeting when a quorum is present. The laws require the approval of a majority of the outstanding shares in order to amend a Nevada corporation’s articles of incorporation, unless the articles of incorporation require a greater vote to take such action. Our Articles of Incorporation does not require a greater vote to take such action. Accordingly, because the authorized increase proposal requires an amendment to our Articles of Incorporation, the approval of the authorized increase proposal requires the receipt of the written consent of the holders having the power to vote at least a majority of the issued shares of Common Stock of the Company as of the Consent Record Date (or 16,711,282 shares).

Notice of Action By Written Consent

The Company is required to provide prompt notice of the taking of corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No appraisal rights are afforded to stockholders of the Company under the laws as a result of the approval of the authorized share increase proposal.

CONSENTING STOCKHOLDERS CONSENT

The holders of shares of our Common Stock, our Series AA Preferred Stock and our Series BB Preferred Stock are entitled to vote on all matters which require stockholder vote.  The Series BB Preferred Stock votes with our Common Stock on an as-converted basis on all matters brought before the stockholders.  As of the Consent Record Date, we had 186,000 shares of Series BB Preferred Stock outstanding.  The holders of Series BB Preferred Stock are entitled to vote, in the aggregate, a total of 9,300,000 shares.  Holders holding a majority of the outstanding shares of Common Stock (including holders of Common Stock and holders of Series BB Preferred Stock voting on an as-converted basis) of the Company (collectively, the “Consenting Stockholders”) executed and delivered to us written consents effective as of the Consent Record Date authorizing the authorized share increase. Holders of the Series AA Preferred stock abstained from the vote.  As of the Consent Record Date, the Consenting Stockholders had the power to vote a total of 64.57% of the total issued and outstanding shares of Common Stock (including shares of Series BB Preferred stock on an as-converted basis). The Consenting Stockholders voted all of the foregoing shares to approve the authorized share increase proposal.

Taking action by written consent of the Consenting Stockholders has eliminated the costs and management time that would have otherwise been necessary to hold a special meeting of stockholders and will permit the Company to effect the authorized share increase as early as possible in order to accomplish the purposes of the Company as hereafter described.

THE AUTHORIZED INCREASE OF SHARES OF COMMON STOCK

General

Our Board of Directors and the Consenting Stockholders have approved the authorized share increase proposal and have authorized the Company to file an amendment to our Articles of Incorporation to effect the authorized share increase of our Common Stock.

Background

As of the Consent Record Date, the Company had 50,000,000 authorized shares of Common Stock,  of which 16,580,330 are issued and outstanding; 1,000,000 authorized shares of Series AA Preferred Stock, of which 80,000 are issued and outstanding; and 5,000,000 authorized shares of Series BB Preferred Stock, of which 186,000 are issued and outstanding.

The authorized share increase is intended to make more shares available to the Company for future issuances.  The Company’s Common Stock is quoted on the OTC Markets under the symbol “OWOO” and the last reported closing price of the Common Stock on August 28, 2014 was $0.014 per share.

The par value of the Common Stock will remain at $0.0025 per share and the authorized share increase will not change the number of outstanding shares of Common Stock under the Articles of Incorporation. Accordingly, the authorized share increase will have the effect of creating additional authorized and unreserved shares of our Common Stock. Such additional shares may be used by us for various purposes in the future without further stockholder approval. These purposes may include, among other things:

•   the sale of shares to raise additional capital;

•   the issuance of equity incentives to our employees, officers or directors;

•   establishment of strategic relationships with other companies and suppliers; and

•   any potential acquisitions of other businesses or products.

Reasons for the Authorized Share Increase

The Board of Directors believes that an authorized share increase is desirable for a number of reasons. Primarily, the Board of Directors believes that an authorized stock increase could improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.

The Board of Directors believes that the share data of the Common Stock is a significant factor in whether the Common Stock satisfies the investing guidelines of many institutional investors and investment funds. A share increase may allow a broader range of institutions to invest in our Common Stock and may potentially increase the trading volume and liquidity of our Common Stock.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

Material Effects of the Authorized Share Increase

The principal effect of the share increase will be to increase the number of authorized shares of Common Stock. As a result, stockholders should recognize that once the authorized share increase is effected, they will own the same number of shares that they currently own.  The share increase will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company. Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the authorized share increase. For example, a holder of 1% of the outstanding shares of Common Stock immediately prior to the authorized share increase would continue to hold 1% of the outstanding shares of Common Stock immediately after the authorized share increase. The number of stockholders of record also will not be affected by the share increase.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The authorized share increase will not affect the registration of the Common Stock under the Securities Exchange Act and the Common Stock will continue to be reported on the OTC Markets.

Effect on Fractional Stockholders

Stockholders will not receive fractional shares in connection with the authorized share increase and the Company will not be paying any cash to any stockholders for any fractional shares from the authorized share increase.

Effect on Registered and Beneficial Stockholders

Following the authorized share increase, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Procedure for Effectuating the Authorized Share Increase

The authorized share increase will be effective upon the filing of a Certificate of Amendment (the “Amendment”) to the Articles of Incorporation with the Secretary of State of the State of Nevada, which is referred to as the “Effective Date.” The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the authorized share increase if the Board of Directors determines that the authorized share increase is no longer in the best interests of the Company and its stockholders.

The text of the Amendment is set forth in Appendix A to this Information Statement. The text of the Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the authorized share increase.

If the Board of Directors elects to implement the authorized share increase, stockholders will be notified as soon as practicable after the Effective Date that the authorized share increase has been effected.

Certain Risk Factors Associated with the Authorized Share Increase

In evaluating the authorized share increase proposal, the Board of Directors also took into consideration negative factors associated with authorized share increases. These factors included the negative perception of authorized share increase by some investors, analysts and other stock market participants, as well as various other risks and uncertainties that surround the implementation of an authorized share increase, including but not limited to the following:

•   There can be no assurance that the market price per share of the Common Stock after the authorized share increase will remain unchanged. In the long term the price per share depends on many factors, including our performance, prospects and other factors, some of which are unrelated to the number of shares outstanding. If the authorized share increase is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the authorized share increase. The history of similar authorized share increase for companies in similar circumstances is varied.

•   There can be no assurance that the authorized share increase will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•   If and as the Company issues additional shares of Common Stock, the ownership of current stockholders will be diluted.

The Board of Directors, however, has determined that these negative factors were outweighed by the potential benefits of the authorized share increase and voted to approve the authorized share increase proposal.

Authorized Shares

As of the Record Date, the Company had 16,580,330 authorized shares of Common Stock, par value $.0025, 1,000,000 authorized shares of Series AA Preferred stock, par value $.001 and 5,000,000 authorized shares of Series BB Preferred stock, par value $.001. The authorized share increase would not change the number of authorized shares of preferred stock. Following the authorized share increase, authorized but unissued shares of Common and preferred stock will be available for issuance, and the Company may issue such shares in the future. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

Accounting Matters

The par value per share of Common Stock will continue to be $0.0025 per share following the authorized share increase. As a result, on the Effective Date of the authorized share increase, the stated capital on the Company’s balance sheet attributable to the Common Stock will increase.  Our net income or loss and our net book value on a per share basis will remain the same. The Company does not anticipate that any accounting consequences would arise as a result of the authorized share increase.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares of Common Stock available for issuance following the Effective Date could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the authorized share increase proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company. Other than the authorized share increase, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over the control of the Company.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights under the NGCL with respect to the proposed Amendment to effect the authorized share increase, and the Company has not independently provided its stockholders with any such right.

Tax Consequences

The Board is not aware of any tax consequences from the authorized share increase.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table, together with the accompanying footnotes, sets forth information regarding the beneficial ownership of the Common Stock of the Company as of August 15, 2014, for (i) each person known by the Company to own beneficially more than 5% of the Company’s Common Stock or preferred stock, (ii) each of the Company’s executive officers, (iii) each of the Company’s directors and (iv) all directors and executive officers as a group. Applicable percentage ownership in the following table is based on 16,580,330 shares of Common Stock issued and outstanding, 80,000 shares of Series AA Super Preferred Stock and 186,000 shares of Series BB Preferred Stock as of August 15, 2014.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. In addition, shares of Common Stock issuable upon exercise of options, warrants and other convertible securities beneficially owned that are exercisable within sixty days of August 15, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, and the group as a whole, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Class of Stock	Amount of Beneficial Ownership	Percentage of Beneficial Ownership per Class of Stock
Directors and Officers
Corinda J. Melton(2) 14515 Briarhills Pkwy Suite 105 Houston, TX 77077	Common	1,147,812	6.92%
	Series AA Preferred	20,000	25.00%
	Series BB Preferred	66,000	35.48%
Stacey McBride-Irby(3) 14515 Briarhills Pkwy Suite 105 Houston, TX 77077	Common	1,134,611	6.84%
	Series AA Preferred	20,000	25.00%
	Series BB Preferred	60,000	32.26%
Wilma I. Delaney(4) 14515 Briarhills Pkwy Suite 105 Houston, TX 77077	Common	1,553,585	9.37%
	Series AA Preferred	20,000	25.00%
	Series BB Preferred	-	-
Robet Hines(5) 14515 Briarhills Pkwy Suite 105 Houston, TX 77077	Common	1,241,939	7.49%
	Series AA Preferred	20,000	25.00%
	Series BB Preferred	-	0.00%

Dennis P. Gauger, CPA(6) 14515 Briarhills Pkwy Suite 105 Houston, TX 77077	Common	1,200,000	7.24%
	Series AA Preferred	-	-
	Series BB Preferred	-	-
All executive officers and directors as a group	Common	5,077,947	30.63%
	Series AA Preferred	80,000	100.00%
	Series BB Preferred	126,000	67.74%
Beneficial owners greater than 5%
Trent T. Daniel, Founder(7) 14515 Briarhills Pkwy Suite 105 Houston, TX 77077	Common	1,133,335	6.84%
	Series AA Preferred	-	-
	Series BB Preferred	60,000.00	32.26%

1.    Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

2.  Corinda J. Melton is a director and chief executive officer.

3.  Stacey McBride-Irby is a director and chief product development officer

4.  Wilma I. Delaney is a director and the sister of Corinda J. Melton

5.  Robert Hines is a director.

6.  Dennis P. Gauger is the company chief financial officer

7.  Trent T. Daniel is the company founder.

By Order of the Board of Directors,

/S/ Corinda J. Melton
Corinda J. Melton

Houston, Texas

August 29, 2014

CERTIFICATE PURSUANT TO NRS 78.385 OF AMENDMENT OF

ARTICLES OF INCORPORATION

ONE WORLD HOLDINGS, INC.

I, the undersigned, Corinda J. Melton, CEO of One World Holdings, Inc., do hereby certify:

The amendment set forth below to the Company’s Articles of Incorporation was duly adopted in accordance with the provisions of the Nevada Revised Statutes section 78.207 by unanimous written consent of the Board of Directors of One World Holdings, Inc. on the 15th of August, 2014 and shall be effective upon filing.

Article IV is amended to read as follows:

“Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is five hundred ten million (510,000,000) shares, consisting of (a) five hundred million (500,000,000) shares of Common Stock, par value $0.0025 per share (the “Common Stock”) and (b) ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to the, and restrictions imposed upon the, shares of each class are as set forth in this Article 4.”

In witness whereof, One World Holdings, Inc. has caused this Certificate to be signed and attested by its duly authorized officers, this 29th day of August, 2014.

By:

/s/ Corinda J. Melton
Corinda J. Melton
CEO